Exhibit 99.1

NEWS RELEASE

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Joe Muehlenkamp 314.554.2182 jmuehlenkamp@ameren.com	Analysts Andrew Kirk 314.554.3942 akirk@ameren.com

For Immediate Release

Leo S. Mackay, Jr. joins Ameren Board of Directors

ST. LOUIS (Dec. 14, 2020) — The board of directors of Ameren Corporation (NYSE: AEE) announced today that Leo S. Mackay, Jr. has been elected to the Ameren board of directors effective immediately.

Mackay brings extensive senior leadership experience to the Ameren board of directors. He has served in multiple senior leadership roles at Lockheed Martin, where he is currently senior vice president of ethics and enterprise assurance. In that role, Mackay leads Lockheed’s award-winning ethics program and its enterprise risk management function. As the company’s chief sustainability officer, he is responsible for ensuring responsible growth and global corporate citizenship.

Mackay is a graduate of the U.S. Naval Academy and spent three years flying the F-14, graduating from the U.S. Navy’s Fighter Weapons School. He is a veteran of Operation Earnest Will. Mackay served as the deputy secretary and designated chief operating officer of the U.S. Department of Veterans Affairs from 2001-2003.

“We are excited to have Leo join Ameren’s board of directors,” said Warner L. Baxter, chairman, president and chief executive officer of Ameren. “In addition to his distinguished service in the U.S. Navy, he brings to us an extensive experience in sustainability, enterprise risk management, ethics, compliance and public policy that will help us advance our efforts even further in environmental, social and governance matters for the benefit of our customers, communities and shareholders.”

Mackay earned a master’s degree and doctorate in public policy from Harvard University. His honors include being a Kennedy Fellow and a Harvard MacArthur Scholar.

NEW RELEASE

About Ameren Corporation

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric service generation, transmission and distribution services, as well as, natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

###